Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 31, 2018 (except for the first paragraph of Note 5, as to which the date is November 27, 2018), in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-228355) and related Prospectus of Synthorx, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, CA

November 27, 2018